United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

November 30, 2010

Date of Report

[Date of Earliest Event Reported]

NETWORK DEALER SERVICES HOLDING CORP.

(Exact name of Registrant as specified in its charter)

Utah	77-0616375
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1725 East 1450 South, Suite 340

Clearfield, Utah 84015

 (Address of Principal Executive Offices)

(801) 927-4000

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year,

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2010, the Company, through its wholly-owned subsidiary, Network Dealer Services, Inc., entered into an agreement with PurWorld Technologies, LLC, a Texas limited liability company (respectively, “PurWorld” and the “Agreement”).  There are no material relationships between the Company or any of its affiliates and PurWorld, other than those in respect of the Agreement.

The Agreement defines a new marketing and administrative relationship between the parties.  PurWorld is the producer of a line of automotive cleansing and odor removal products called “DrivePur.”  The Agreement is the beginning of a relationship between the parties whereby the Company becomes the exclusive provider of marketing and administrative services for PurWorld’s DrivePur product sold in automobile dealerships. The Company will also act as an agent for the distribution of the PurWorld products, exclusively, in the states of Utah, Idaho, Wyoming, Montana, eastern Washington, Nevada, Arizona and New Mexico, subject to production requirements to be agreed upon by the parties,.  The product will be sold to automobile dealers and their customers through a marketing campaign created by the Company.  Under the Agreement, we will provide and be paid for all the marketing materials needed under and all administrative services with respect to the program.  The marketing services to be provided include emails, personalized URLs, direct mail and certain labels and other print materials.  The administrative services to be provided under the Agreement include reporting, inventory management and the collection the disbursement of proceeds from the sale of the DrivePur products.  The initial term of the Agreement is for a period of five years, with automatic two year renewals thereafter; the Agreement can be terminated by either party on 180 days notice prior to the end of the initial term or any successive renewal term.

The foregoing is only a summary of the terms and provisions of the Agreement, a copy of which is attached hereto and incorporated herein by reference.  See Item 9.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit Description and Exhibit No.

10.1

Agreement between Network Dealer Services, Inc. and PurWorld Technologies, LLC dated November 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK DEALER SERVICES HOLDING CORP.

Date:	December 6, 2010	By:	/s/ Lynn McCoy
Lynn McCoy,
Chief Operating Officer

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